Exhibit (a)(1)(iv)

Offer to Exchange for Preferred Shares and Cash

by

NexPoint Strategic Opportunities Fund

Up to $150 Million in Value of its Common Shares

At a Purchase Price Not Greater than $12.00 per Share Nor Less than $10.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 10, 2020, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

October 30, 2020

To Our Clients:

Enclosed for your consideration are the Offer to Exchange, dated October 30, 2020 (together with any amendments or supplements thereto, the “Offer to Exchange”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto, the Offer to Exchange and the Letter of Transmittal, the “Offer”) in connection with the offer by

NexPoint Strategic Opportunities Fund, a Delaware statutory trust (the “Company” or “NHF”), to exchange the Company’s currently outstanding common shares of beneficial interest, par value $0.001 per share (“Common Shares”), for newly-issued shares of the Company’s 5.50% Series A Cumulative Preferred Shares, par value $0.001 and liquidation preference $25.00 per share (“Series A Preferred Shares”) and cash, on the terms and subject to the conditions set forth in the Offer to Exchange and in the accompanying letter of transmittal (the “Letter of Transmittal”).

On the terms and subject to the conditions of the Exchange Offer (as defined below), we will determine the single per Common Share price, not less than $10.00 nor greater than $12.00 per Common Share, less any applicable withholding taxes and without interest, that we will pay for Common Shares validly tendered and not withdrawn in the Exchange Offer, taking into account the total number of Common Shares so tendered and the prices specified by the tendering shareholders. We will select this single per Common Share price (the “Purchase Price”) as the lowest purchase price (in increments of $0.25) within the indicated range that will enable us to purchase the maximum number of Common Shares for an aggregate purchase price not to exceed $150,000,000, or all Common Shares validly tendered and not properly withdrawn in the event that less than $150,000,000 in aggregate purchase price is validly tendered and not properly withdrawn. For example, if the lowest price indicated is $10.00 per Common Share, the Company will purchase 15 million Common Shares. Conversely, if the lowest price indicated is $12.00 per Common Share, the Company will purchase 12.5 million Common Shares. The maximum aggregate purchase price for all Common Shares will be $150,000,000, regardless of the actual purchase price per Common Share.

Tendering shareholders will each receive an amount (the “Exchange Consideration”) that is the product of (A) the Purchase Price and (B) the number of Common Shares validly tendered and not withdrawn in the Exchange Offer. The Exchange Consideration will consist of (i) Series A Preferred Shares, valued at their liquidation preference of $25.00 per share, in an amount equal to approximately 80% of the Exchange Consideration (the “Preferred Share Consideration”) and (ii) cash in an amount equal to the difference between (A) the Exchange Consideration and (B) the value of the Preferred Share Consideration. No fractional Series A Preferred Shares will be issued. If the Preferred Share Consideration would otherwise include a fractional Series A Preferred Share, the Preferred Share Consideration will be rounded down to the nearest whole Series A Preferred Share and the amount of Exchange Consideration that would otherwise have been represented by such fractional Series A Preferred Share will be paid in cash as part of the Cash Consideration to the tendering shareholder. We refer to this offer, on the terms and subject to the conditions set forth herein, as the “Exchange Offer.”

All Common Shares that we acquire in the Exchange Offer will be acquired at the Purchase Price, regardless of whether the shareholder tendered at a lower price. We will purchase only Common Shares validly tendered at prices at or below the applicable Purchase Price and not properly withdrawn at or prior to the Expiration Date of the Exchange Offer. However, because of proration and conditional tender provisions described in the Offer to Exchange, we may not purchase all of the Common Shares tendered even if shareholders tendered at or below the Purchase Price, if the Exchange Offer is oversubscribed. We will not purchase Common Shares tendered at prices greater than the Purchase Price. Common Shares tendered but not purchased in the Exchange Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date.

We expressly reserve the right, in our sole discretion, to change the per Common Share purchase price range and to increase or decrease the aggregate purchase price of Common Shares sought in the Exchange Offer, subject to applicable law and the authorization of our Board of Trustees (the “Board”). In accordance with the rules of the Securities Exchange Commission (the “SEC”), if more than $150,000,000 in aggregate purchase price of Common Shares is tendered in the Exchange Offer at or below the Purchase Price, subject to the authorization of our Board of Trustees, we may increase the number of Common Shares accepted for payment in the Exchange Offer by no more than 2% of the outstanding Common Shares without extending the Expiration Date.

The Exchange Offer is conditioned on, among other things, holders tendering (and not properly withdrawing) Common Shares representing a Purchase Price of at least $75,000,000 at or prior to the Expiration Date (the “Minimum Tender Condition”). See “Terms of the Exchange Offer—Conditions to the Exchange Offer.”

Following the consummation of the Exchange Offer, each untendered Common Share will continue to be outstanding and otherwise unaffected by the Exchange Offer, other than being subordinate to the Series A Preferred Shares in right of payment of dividends and distributions upon liquidation.

Holders of Series A Preferred Shares will be entitled to receive, when, as and if authorized by, or under authority granted by, the Board and declared by the Company, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.50% per annum of the $25.00 per share liquidation preference on the Series A Preferred Shares. Dividends and distributions on Series A Preferred Shares will be payable quarterly on March 31, June 30, September 30 and December 31 in each year in each year commencing on March 31, 2021. The Series A Preferred Shares may be redeemed by the Company, subject to certain restrictions, on or after December 15, 2023 and are subject to mandatory redemption by the Company in certain circumstances. The Series A Preferred Shares will rank on parity with any future preferred shares and senior to the Common Shares with respect to dividend and distribution rights and rights upon liquidation of the Company. See “Special Characteristics and Risks of the Series A Preferred Shares—Redemption” and “—Special Note Regarding the Use of Dates in this Offer to Exchange” in the Offer to Exchange.

As of October 29, 2020, there were 45,626,296 Common Shares outstanding, and all calculations of percentage ownership in the Offer to Exchange are based on such number of outstanding Common Shares. As of October 29, 2020, 4,800,000 Series A Preferred Shares were designated, with none issued or outstanding. Our Common Shares trade on the New York Stock Exchange (“NYSE”) under the symbol “NHF”. The Company’s net asset value (“NAV”) per common share at the close of business on October 29, 2020 was $16.69 and the last reported sale price of a Common Share on the NYSE on that day was $9.14.

Application will be made to list the Series A Preferred Shares on the NYSE. If the application is approved, the Series A Preferred Shares are expected to commence trading on the NYSE within thirty days of the date of issuance.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Investment Company Act of 1940 (the “1940 Act”) and, in accordance therewith, file reports, proxy statements, proxy materials and other information with the SEC. Materials filed with the SEC can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or downloaded from the SEC’s website at www.sec.gov. Information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at (202) 551-8090. You may also request copies of these materials, upon payment at the prescribed rates of a duplicating fee, by electronic request to the SEC’s e-mail address (publicinfo@sec.gov) or by writing the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, D.C. 20549-0102. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the NYSE, 11 Wall Street, New York, New York 10005.

The Series A Preferred Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other government agency.

For your information and for forwarding to those of your clients for whom you hold Common Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Exchange;

2.	The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;

3.

Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary, or if the procedure for book-entry transfer cannot be completed, before the Expiration Date as described under the heading “The Exchange Offer” in the Offer to Exchange;

4.

A letter to clients that you may send to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	A return envelope addressed to American Stock Transfer & Trust Company, LLC, as Depositary for the Offer.

NHF’s Board of Trustees (the “Board”) has authorized NHF to make the Offer; however, none of NHF, the members of the Board, AST Fund Solutions, LLC, the information agent for the Offer (the “Information Agent”), or American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), or any of our or their respective affiliates, makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Common Shares or as to the purchase price or purchase prices at which shareholders may choose to tender their Common Shares. None of NHF, the members of the Board, the Information Agent or the Depositary, or any of our or their respective affiliates, has authorized any person to make any recommendation with respect to the Offer. Shareholders must decide whether to tender or refrain from tendering their Common Shares and, if deciding to tender, how many Common Shares to tender and the purchase price or purchase prices at which they wish to tender. We recommend that shareholders consult their own financial and tax advisors, and read carefully and evaluate the information in the Offer to Exchange and in the Letter of Transmittal, including NHF’s reasons for making the Offer, before taking any action with respect to the Offer.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER MATERIALS FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT OR ANY OTHER MATERIALS TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account in accordance with the terms and subject to the conditions of the Offer.

Please note the following:

1.

You may tender your Common Shares at a price or prices not greater than $12.00 nor less than $10.00 per Share, as indicated in the attached Instruction Form, to be paid to you in Series A Preferred Shares and cash, less any applicable withholding taxes and without interest, or you may instruct us to tender your Common Shares at the Purchase Price determined by NHF in accordance with the terms and subject to the conditions of the Offer.

2.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Common Shares will be purchased in the event of proration.

3.

The Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on December 10, 2020, unless NHF extends or terminates the Offer in accordance with the terms and subject to the conditions of the Offer, subject to applicable law.

4.

The Offer is for up to $150 million in value of Common Shares. At the maximum Purchase Price of $12.00 per Share, NHF could purchase up to 12.5 million Common Shares if the Offer is fully subscribed, which would represent approximately 27.4% of NHF’s issued and outstanding capital stock. At the minimum Purchase Price of $10.00 per Share, NHF could purchase up to 15 million Common Shares if the Offer is fully subscribed, which would represent approximately 32.9% of NHF’s issued and outstanding capital stock.

5.

Tendering shareholders who are tendering Common Shares registered in their name or who are tendering such Common Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to NHF or to the Dealer Manager (defined below), or, except as set forth in the Offer to Exchange and the Letter of Transmittal, stock transfer taxes on NHF’s purchase of Common Shares under the Offer.

6.

If you hold an aggregate of less than 100 Common Shares, and you instruct us to tender on your behalf all such Common Shares at or below the Purchase Price before the Expiration Date and check the box captioned “Odd Lots” on the attached Instruction Form, NHF will accept all such Common Shares for purchase before proration, if any, of the purchase of other Common Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer.

7.

If you wish to tender portions of your Common Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Common Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

8.

If you wish to make your tender conditional upon the purchase of all Common Shares that you tender or upon NHF’s purchase of a specified minimum number of the Common Shares that you tender, you may elect to do so and thereby avoid possible proration of your tender. NHF’s purchase of Common Shares from all tenders at or below the Purchase Price that are so conditioned will be determined by random lot to the extent feasible, and to be eligible for purchase by random lot, any shareholder whose Common Shares are conditionally tendered must have tendered all of its Common Shares. To elect such a condition complete the box entitled “Conditional Tender” in the attached Instruction Form.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US WITH AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 10, 2020, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing, detaching and returning the attached Instruction Form to us. If you authorize us to tender your Common Shares, we will tender all such Common Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Exchange, the Letter of Transmittal and related materials, and is being made to all record holders of Common Shares of NHF. The Offer is not being made to holders of Common Shares of NHF residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other applicable laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Exchange, dated October 30, 2020 (together with any amendments or supplements thereto, the “Offer to Exchange”), related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto, the Offer to Exchange and the Letter of Transmittal, the “Offer”), in connection with the offer by NexPoint Strategic Opportunities Fund, a Delaware statutory trust (the “Company” or “NHF”), to purchase up to $150 million in value of shares of its issued and outstanding common shares of beneficial interest, par value $0.001 per share (each, a “Common Share” and collectively, the “Common Shares”), at a price calculated as described herein and in the Offer to Exchange that is a price not greater than $12.00 nor less than $10.00 per Share, from the seller in exchange for newly-issued shares of the Company’s 5.50% Series A Cumulative Preferred Shares, par value $0.001 and liquidation preference $25.00 per share (“Series A Preferred Shares”) and cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Exchange.

The undersigned hereby instruct(s) you to tender to NHF the number of Common Shares indicated below or, if no number is specified, all Common Shares you hold for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Common Shares To Be Tendered By You For The Account Of The Undersigned:

                                                                              Common Shares.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

(See Instruction 5 to the Letter of Transmittal)

THE UNDERSIGNED IS TENDERING COMMON SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

(1)	COMMON SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Common Shares Tendered At Price Determined By Shareholder,” the undersigned hereby tenders Common Shares at the purchase price as shall be determined by NHF in accordance with the terms of the Offer.

☐

The undersigned wishes to maximize the chances of having NHF purchase all of the Common Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders its Common Shares at, and is willing to accept, the Purchase Price as determined by NHF in accordance with the terms and subject to the conditions of the Offer. The undersigned understands that checking this box will result in its Common Shares being deemed to have been tendered at $10.00 per Share, which is the low end of the price range in the Offer, for purposes of determining the Purchase Price. The undersigned also understands that this may have the effect of lowering the Purchase Price and could result in the undersigned receiving a per Share price as low as $10.00, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest.

(2)	COMMON SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “Common Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders Common Shares at the price checked. The undersigned understands that this action could result in NHF purchasing none of the Common Shares tendered hereby if the Purchase Price determined by NHF in accordance with the terms and subject to the conditions of the Offer is less than the price checked below.

☐        $10.00

☐        $10.25

☐        $10.50

☐        $10.75

☐        $11.00

☐        $11.25

☐        $11.50

☐        $11.75

☐        $12.00

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER OF COMMON SHARES.

A SHAREHOLDER DESIRING TO TENDER COMMON SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH COMMON SHARES ARE TENDERED. THE SAME COMMON SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE, UNLESS PREVIOUSLY PROPERLY WITHDRAWN IN ACCORDANCE WITH THE PROCEDURES DESCRIBED UNDER THE HEADING “THE EXCHANGE OFFER” OF THE OFFER TO EXCHANGE.

CONDITIONAL TENDER

(See Instruction 13 of the Letter of Transmittal)

A shareholder may tender Common Shares subject to the condition that a specified minimum number of the shareholder’s Common Shares tendered pursuant to the Letter of Transmittal must be purchased if any Common Shares tendered are purchased, all as described under the heading “The Exchange Offer” in the Offer to Exchange. Unless at least the minimum number of Common Shares indicated below is purchased by NHF pursuant to the terms of the Offer, none of the Common Shares tendered will be purchased. It is the tendering shareholder’s responsibility to calculate that minimum number of Common Shares that must be purchased if any are purchased, and NHF urges shareholders to consult their own financial and tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

The minimum number of Common Shares that must be purchased, if any are purchased, is:                              Common Shares.

If, because of proration, the minimum number of Common Shares designated will not be purchased, NHF may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her Common Shares and checked this box:

☐	The tendered Common Shares represent all Common Shares held by the undersigned.

ODD LOTS

(See Instruction 14 of the Letter of Transmittal)

As described under the heading “The Exchange Offer” in the Offer to Exchange, under certain conditions, shareholders holding less than 100 Common Shares may have their Common Shares accepted for payment before any proration of other tendered Common Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Common Shares. Accordingly, this section is to be completed ONLY if Common Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Common Shares. The undersigned either (check one box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 Common Shares, all of which are being tendered; or

☐

is a broker, dealer, commercial bank, trust company or other nominee that (a) is tendering, on behalf of the beneficial owner(s), Common Shares with respect to which it is the record holder and (b) believes, based upon representations made to it by the beneficial owner(s) of such Common Shares, that each such person is the beneficial owner of an aggregate of less than 100 Common Shares and is tendering all such Common Shares.

The method of delivery of this document, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

NHF’s Board of Trustees (the “Board”) has authorized NHF to make the Offer; however, none of NHF, the members of the Board, AST Fund Solutions, LLC, the information agent for the Offer (the “Information Agent”), or American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), or any of our or their respective affiliates, makes any recommendation to any shareholder as to whether to tender or refrain from tendering any Common Shares or as to the purchase price or purchase prices at which shareholders may choose to tender their Common Shares. None of NHF, the members of the Board, the Information Agent or the Depositary, or any of our or their respective affiliates, has authorized any person to make any recommendation with respect to the Offer. Shareholders must decide whether to tender or refrain from tendering their Common Shares and, if deciding to tender, how many Common Shares to tender and the purchase price or purchase prices at which they wish to tender. We recommend that shareholders consult their own financial and tax advisors, and read carefully and evaluate the information in the Offer to Exchange and in the Letter of Transmittal, including NHF’s reasons for making the Offer, before taking any action with respect to the Offer.

SIGNATURE

Signature(s)
(Please Print)

Name(s)
(Please Print)

Taxpayer Identification or Social Security No.:

Address(es)
(Include Zip Code)

Phone Number (including Area Code)

Date: , 2020